Exhibit 99.1

POORE BROTHERS ANNOUNCES INTRODUCTION OF
SCOOBY-DOO™ CRUNCH TOONS™ IN FIRST QUARTER OF 2004

GOODYEAR, Ariz. – November 17, 2003 – Poore Brothers, Inc. (Nasdaq: SNAK) today announced that it has once again teamed up with Warner Bros. Consumer Products to create the next generation of Poore Brothers’ Crunch Toons™ brand salted snacks, featuring Scooby-Doo™.

Poore Brothers plans to begin launching Scooby-Doo™ Crunch Toons™ in the first quarter of 2004, under terms of a multi-year agreement with Warner Bros. Consumer Products that grants exclusive salted snack category brand licensing rights for cartoon characters from the animated television series entitled “Scooby-Doo™.”  Scooby-Doo™ Crunch Toons™ will be sold in addition to current Crunch Toons™ brand offerings, which feature Looney TunesTM characters, including Bugs Bunny, Tweety, and The Tasmanian Devil.

“We are very excited about adding a licensed property as powerful as Scooby-Doo™ to the Crunch Toons™ brand,” commented Eric J. Kufel, president and CEO of Poore Brothers, Inc.  “Scooby-Doo’s track record with licensed food products is superior and we anticipate that his immense popularity will attract new consumers to our innovative brand of salted snacks.”

“We are thrilled to be expanding our partnership with Poore Brothers to include Scooby-Doo™,” commented Jordan Sollitto, Executive Vice President, Worldwide Marketing, Warner Bros. Consumer Products.  “Their innovative marketing and product capabilities and proven track record of success make them an ideal partner for us.”

Scooby-Doo™ is one of the most well-known animated icons of our time and is one of the longest continually-running cartoons on-air.  His popularity has crossed age and gender boundaries like no other cartoon character.  The sequel to the blockbuster hit Scooby-Doo™, Scooby-Doo 2: Monsters Unleashed, planned for a March 26, 2004 release in North America, reunites the Mystery Inc. crew for another groovy mystery-adventure.  The entire cast is returning, including Freddie Prinze, Jr. as Fred, Sarah Michelle Geller as Daphne, Matthew Lillard as Shaggy, Linda Cardellini as Velma, and, of course, their canine co-star, Scooby-Doo™.

“We believe that Scooby-Doo™ is a perfect strategic fit for our Crunch Toons™ brand salted snacks, and is further evidence of our commitment to innovation and to building a family of intensely different national snack food brands,” concluded Mr. Kufel.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including Crunch Toons™, T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Warner Bros. Consumer Products, a Warner Bros. Entertainment company, is one of the leading licensing and retail merchandising organizations in the world.

Statements contained in this press release that are not historical facts are “forward looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of existing and future products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

SCOOBY-DOO and all related characters and elements are trademarks of and © Hanna-Barbera.

LOONEY-TUNES and all related characters and elements are trademarks of and © Warner Bros. Entertainment Inc.

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